EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 15, 2008 with respect to the consolidated financial statements and schedule (which reports expressed an unqualified opinion and contain an explanatory paragraph relating to the adoption of new accounting standards effective February 4, 2007 and January 29, 2006) and internal control over financial reporting included in the Annual Report of Books-A-Million, Inc. on Form 10-K for the year ended February 2, 2008. We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-8 pertaining to the Books-A-Million, Inc. 2005 Incentive Award Plan.

/s/ GRANT THORNTON LLP

Atlanta, Georgia

June 16, 2008